Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2004 (except for Note 2, as to which the date is March 14, 2005), incorporated by reference and appearing in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Cosi, Inc. for the registration of 5,837,563 shares of its common stock.

/s/ ERNST & YOUNG LLP

New York, New York
May 24, 2005